Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of HEC Holdings, Inc., of our report dated February 27, 2002, included in EchoStar Communications Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, and to all references to our Firm included in this Registration Statement.

/s/ Arthur Andersen LLP

Denver, Colorado,
  March 15, 2002.